Exhibit 10.1

AGREEMENT RELATING TO RESTRICTED STOCK UNITS

This Agreement Relating to Restricted Stock Units (this “Agreement”) is made and entered into effective June 30, 2022, by and between Marrone Bio Innovations, Inc. (the “Company”) and Pamela Marrone (the “Consultant”), and is acknowledged and agreed to by the parties to the Agreement and Plan of Merger, dated as of March 16, 2022, by and among Bioceres Crop Solutions Corp., BCS Merger Sub, Inc., and the Company (the “Merger Agreement” and the merger contemplated therein, the “Merger”).

WHEREAS, the Consultant was granted an award of 1,250,000 restricted stock units on August 4, 2020 (the “RSUs”) under the Company’s 2013 Stock Incentive Plan (the “Plan”);

WHEREAS, one-third (1/3) of the RSUs vested on August 2, 2021, and an additional one-third (1/3) of the RSUs is scheduled to vest on each of August 2, 2022 and August 2, 2023, subject to the Consultants “Continuous Service” (as that term is defined in the Plan) through the applicable vesting dates or certain earlier terminations of Consultant’s consulting agreement (the “Consulting Agreement”) with the Company (the “Scheduled Vesting Dates”);

WHEREAS, the terms of the award agreement governing the RSUs (the “Award Agreement”) and the Merger Agreement provide for the accelerated vesting and settlement of any unvested portion of the RSUs immediately prior to the consummation of the Merger (the “Change in Control Vesting Event”);

WHEREAS, the parties to this Agreement desire that the RSUs continue to vest on the Scheduled Vesting Dates, subject to the terms of the RSU, the Plan and the Consulting Agreement, rather than due to the Change in Control Vesting Event; and

WHEREAS, pursuant to Treasury Regulation Section 1.409A-3(i)(5)(iv), waiver of the Change in Control Vesting Event is permitted under these circumstances.

NOW, THEREFORE, BE IT RESOLVED, that the Company and the Executive hereby agree, and the parties to the Merger Agreement hereby acknowledge and agree, that, effective as of the date first written above, treatment of the RSUs in connection with the Merger is hereby amended as follows:

1.	Notwithstanding anything to the contrary in the Award Agreement, the Merger Agreement or otherwise, any portion of the RSUs that is not vested as of immediately prior to the closing of the Merger shall not vest as a result of the Merger and shall instead continue to vest on the Scheduled Vesting Dates, subject to all otherwise applicable terms of the Award Agreement, the Plan and the Consulting Agreement.

2.	Except as expressly modified by this Agreement, the RSUs, the Award Agreement and the Merger Agreement remain in full force and effect pursuant to their terms.

3.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflict of laws provisions thereof.

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IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date first written above.

Marrone bio inNovations, inc.:

By:	/s/ Kevin Helash
Name:	Kevin Helash
Title:	Chief Executive Officer

CONSULTANT:
/s/ Pamela Marrone
Pamela Marrone

And the parties to the Merger Agreement hereby acknowledge and agree to the terms of this Agreement as of the date first written above.

Bioceres Crop Solutions Corp.

By:	/s/ Federico Trucco
Name:	Federico Trucco
Title:	Chief Executive Officer

BCS Merger Sub, inc.

By:	/s/ Federico Trucco
Name:	Federico Trucco
Title:	President

Marrone bio inNovations, inc.:

By:	/s/ Kevin Helash
Name:	Kevin Helash
Title:	Chief Executive Officer

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